Exhibit 99.1

Blackboard Inc. Announces Third Quarter Financial Results
Company Delivers EPS of $0.12 per Share

Washington, DC, – November 9, 2004 – Blackboard Inc. (NASDAQ: BBBB) today announced financial results for the third quarter ended September 30, 2004.

Total revenue for the quarter ended September 30, 2004 was $29.8 million, an increase of 16% over the third quarter of 2003. Product revenue for the quarter was $25.5 million, an increase of 15% over the third quarter of 2003, while professional services revenue for the quarter was $4.3 million, an increase of 28% over the third quarter of 2003. Operating income was $3.1 million for the third quarter of 2004 compared to operating income of $1.0 million for the third quarter of 2003. Net income was $3.5 million for the third quarter of 2004 compared to net income of $591,000 for the third quarter of 2003. Cash net income for the third quarter of 2004, which excludes the amortization of acquisition-related intangible assets, net of taxes, was $4.4 million. Earnings per diluted share were $0.12, while cash earnings per diluted share were $0.16 in the third quarter of 2004.

“I am pleased with our financial results this quarter, during which we realized strong revenue and earnings performance and had excellent cash-flow,” said Michael Chasen, Chief Executive Officer for Blackboard. “We are on track to meet our full year financial guidance.”

Total revenue for the first nine months ended September 30, 2004 was $81.4 million, an increase of 19% over the first nine months of 2003. Operating income was $5.6 million for the first nine months of 2004 compared to an operating loss of $1.9 million for the first nine months of 2003. Net income was $5.3 million for the first nine months of 2004 compared to a net loss of $2.8 million for the first nine months of 2003. Cash net income for the first nine months of 2004, which excludes the amortization of acquisition-related intangible assets, net of taxes, was $7.8 million.

Blackboard provides cash net income and cash net income per share in this press release as additional information regarding Blackboard’s operating results. These measures are not in accordance with, nor are they an alternative for, GAAP and may be different from cash net income and other non-GAAP measures used by other companies. Blackboard believes that this presentation of cash net income and cash net income per share provides useful information to investors regarding additional financial and business trends relating to Blackboard’s financial condition and results of operations.

Highlights from the Third Quarter 2004

•	Blackboard’s new and expanding client relationships in the quarter included:

•	U.S. Higher Education Market: Alabama State University, Lakeland College, National Defense Medical College, The College of St. Mark and St. John and University of Texas at Brownsville.

•	International Markets: Aylesbury College, Brooklands College, City University of Hong Kong, North Trafford College, South Tyneside College and Southwark College.

•	K-12 Market: Ashtabula Area City Schools, Durango School District, Jefferson Davis Parish School District, Roanoke County Schools and the School District of Palm Beach County.

•	During the quarter, Blackboard announced the availability of the newest version of the Blackboard Content System™ (Release 2.0). The Blackboard Content System is a key product in the Blackboard Academic Suite™, a comprehensive family of integrated applications for teaching, learning, community-building and knowledge-sharing.

Outlook for the Fourth Quarter and Full Year 2004

The following statements regarding future financial performance are based on current expectations. These statements are forward looking. Actual results may differ materially, especially in the current uncertain economic environment. These statements do not reflect the potential impact of mergers, acquisitions or other business combinations that may be completed after the date of this release.

During the third quarter, Blackboard completed an analysis of its potential 2004 and 2005 tax liabilities as a result of a new Federal Tax ruling (RevProc 2004-34), which more closely aligns the Company’s tax and GAAP income. These changes result in a lower effective tax rate in our Provision for Income Taxes. At this time, the Company believes that its effective tax rate will be in the range of between 4 to 7 percent through the end of 2005. Previously, the Company had anticipated an effective tax rate of approximately 20 percent.

For the fourth quarter of 2004, we expect:

•	Revenue to be $28.3 to $28.8 million;

•	Net income to be $2.4 to $2.7 million, resulting in EPS of $0.09 to $0.10 per share. This is based on an estimated 28.1 million diluted shares; and

•	Cash net income to be $3.3 to $3.6 million after adding back the tax adjusted amortization of intangibles of approximately $0.9 million, which results in cash EPS of $0.12 to $0.13 per share. Again, this is based on an estimated 28.1 million diluted shares.

For the full year 2004, we expect:

•	Revenue to be $109.7 to $110.2 million;

•	Net income, excluding preferred dividend accretion, to be $7.8 to $8.0 million, resulting in EPS of $0.30 to $0.32 per share, which is based on an estimated 25.6 million diluted shares and a 5% effective tax rate for the full year; and

•	Cash net income to be $11.0 million to $11.2 million after adding back the tax adjusted amortization of intangibles of approximately $3.2 million, which results in cash EPS of $0.43 to $0.44 per share based on an estimated 25.6 million diluted shares and a 5% effective tax rate for the full year.

Conference Call

Blackboard will broadcast its third quarter conference call live over the Internet today beginning at 5 p.m. Eastern. Interested parties can access the webcast through the Investor Relations section of the Company’s Web site at http://investor.blackboard.com. Please access the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary software.

A replay of the call will be available via telephone from approximately 8:00 p.m. Eastern (5:00 p.m. Pacific) on November 9, 2004 until 8:00 p.m. Eastern (5:00 p.m. Pacific) on November 16, 2004. To listen to the replay, participants in the U.S. and Canada should dial 888-286-8010, and international participants should dial 617-801-6888. The conference ID for the replay is 33422188.

BLACKBOARD INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2004	2003	2004
	(in thousands, except share and
	per share amounts)
Revenues:
Product	$22,206	$25,468	$61,199	$71,416
Professional services	3,364	4,308	7,296	9,934

Total revenues	25,570	29,776	68,495	81,350
Operating expenses:
Cost of product revenues, excludes amortization of acquired technology included in amortization of intangibles resulting from acquisitions shown below	6,528	6,813	17,436	18,830
Cost of professional services revenues	2,186	2,378	5,085	6,004
Research and development	2,980	3,537	8,433	10,427
Sales and marketing	7,633	9,074	22,382	26,932
General and administrative	3,677	3,957	12,415	10,742
Amortization of intangibles resulting from acquisitions	1,445	879	4,313	2,638
Stock-based compensation	105	44	306	155

Total operating expenses	24,554	26,682	70,370	75,728

Income (loss) from operations	1,016	3,094	(1,875)	5,622
Other income (expense), net:
Interest expense	(146)	(27)	(439)	(155)
Interest income	21	163	80	212

Income (loss) before (provision) benefit for income taxes	891	3,230	(2,234)	5,679
(Provision) benefit for income taxes	(300)	250	(614)	(362)

Net income (loss)	591	3,480	(2,848)	5,317
Dividends on and accretion of convertible preferred stock	(2,531)	—	(7,521)	(6,344)

Net (loss) income attributable to common stockholders	$(1,940)	$3,480	$(10,369)	$(1,027)

Net (loss) income attributable to common stockholders per common share:
Basic	$(0.35)	$0.14	$(1.88)	$(0.08)

Diluted	$(0.35)	$0.12	$(1.88)	$(0.08)

Weighted average number of common shares:
Basic	5,519,638	25,683,200	5,511,009	12,868,696

Diluted	5,519,638	27,906,730	5,511,009	12,868,696

Reconciliation of cash net income to net income (loss) (1):
Net (loss) income attributable to common stockholders	$(1,940)	$3,480	$(10,369)	$(1,027)
Add: Dividends on and accretion of convertible preferred stock	2,531	—	7,521	6,344

Net income (loss)	591	3,480	(2,848)	5,317
Add: Amortization of intangibles resulting from acquisitions, net of taxes (2)	958	879	3,128	2,470

Cash net income	1,549	4,359	280	7,787

Cash net income per common share — diluted	$0.07	$0.16	$0.01	$0.32

Proforma weighted average number of common shares — diluted (3)	22,399,368	27,906,730	22,136,908	24,514,850

(1)	Cash net income is not a generally accepted accounting principle or GAAP measure. However, management believes based on feedback from investors, analysts and other users of the Company’s financial information that cash net income is an appropriate measure of the operating performance of the Company. Further, management believes, based on feedback from analysts, that cash net income is an important measure used by analysts in their earnings estimates of the Company, which is used by investors and potential investors. This measure should be considered in addition to, not as a substitute for or superior to, net income (loss), net (loss) income attributable to common stockholders, cash flows and other measures of financial performance prepared in accordance with generally accepted accounting principles. Because cash net income is used by some investors, analysts and other users of the Company’s financial information as performance measures, they are reconciled herein to net income (loss).

(2)	The amortization of intangibles is net of taxes, applied at an effective rate of 33.7% and 0.0% for the three months ended September 30, 2003 and 2004, respectively, and 27.5% and 6.4% for the nine months ended September 30, 2003 and 2004, respectively.

(3)	Proforma weighted average number of common shares assumes i) the conversion of all redeemable preferred stock and Series E warrants as of January 1 for the respective periods and ii) the conversion of accrued dividend accretion on the preferred shares based on a conversion price of $9.66 per share for 2003 and $14.00 per share for 2004 and the average accrued dividend accretion balance for the period presented.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2003	2004
		(unaudited)
	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$30,456	$86,346
Accounts receivable, net	22,870	25,489
Inventories, net	2,050	2,122
Prepaid expenses and other current assets	711	1,370
Deferred cost of revenues	3,846	5,505

Total current assets	59,933	120,832
Property and equipment, net	7,683	9,542
Restricted cash	843	653
Goodwill	10,252	10,252
Intangible assets, net	4,343	1,704

Total assets	$83,054	$142,983

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$1,833	$1,414
Accrued expenses	9,900	9,122
Line of credit	7,880	—
Equipment note, current portion	949	662
Note payable	2,000	—
Deferred revenues, current portion	51,215	63,447

Total current liabilities	73,777	74,645
Equipment note, noncurrent portion	735	312
Deferred rent	1,135	1,116
Deferred revenues, noncurrent portion	1,727	3,552
Preferred Stock, $0.01 par value	125,963	—
Warrants to purchase Series E Preferred Stock	4,334	—
Stockholders’ (deficit) equity:
Common stock, $0.01 par value	55	258
Additional paid-in capital	8,020	190,665
Deferred stock compensation	(35)	(226)
Accumulated deficit	(132,657)	(127,339)

Total stockholders’ (deficit) equity	(124,617)	63,358

Total liabilities and stockholders’ (deficit) equity	$83,054	$142,983

BLACKBOARD INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2003	2004
	(in thousands)
Cash flows from operating activities
Net (loss) income	$(2,848)	$5,317
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	2,997	4,669
Amortization of intangibles	4,313	2,638
Change in allowance for doubtful accounts	155	186
Change in obsolescence reserve	85	17
Noncash stock compensation related to options issued to nonemployees	—	69
Noncash stock compensation for modification of options	21	—
Noncash deferred stock amortization	56	86
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(10,204)	(2,805)
Inventories	(205)	(89)
Prepaid expenses and other current assets	2,661	(659)
Deferred cost of revenues	(238)	(1,659)
Accounts payable	1,404	(419)
Accrued expenses	863	(950)
Deferred rent	(117)	(19)
Deferred revenues	10,341	14,057

Net cash provided by operating activities	9,284	20,439
Cash flows from investing activities
Purchase of property and equipment	(3,472)	(6,356)
Acquisition of business, net of cash acquired	(4,500)	—

Net cash used in investing activities	(7,972)	(6,356)
Cash flows from financing activities
Proceeds from equipment notes	1,540	—
Payments on equipment notes	(1,062)	(710)
Proceeds from line of credit	5,380	—
Payments on line of credit	(4,750)	(7,880)
Payments on note payable	(1,000)	(2,000)
Proceeds from issuance of common stock, net of issuance costs	—	50,896
Proceeds from exercise of warrants	—	248
Release of letters of credit	210	190
Proceeds from exercise of stock options	140	1,063

Net cash provided by financing activities	458	41,807

Net (decrease) increase in cash and cash equivalents	1,770	55,890
Cash and cash equivalents at beginning of period	20,372	30,456

Cash and cash equivalents at end of period	$22,142	$86,346

About Blackboard Inc.
Blackboard is a leading provider of enterprise software and services to the education industry. The Company’s product line consists of five software applications bundled in two suites, the Blackboard Academic Suite TM and the Blackboard Commerce Suite TM. Blackboard’s clients include colleges, universities, schools and other education providers, as well as textbook publishers and student-focused merchants that serve education providers and their students. Blackboard is headquartered in Washington, D.C., with offices and staff in North America, Europe and Asia.

Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed in the “Risk Factors” section of our most recent 10-Q filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of November 9, 2004. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to November 9, 2004.

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Corporate and Investor Contact:

Michael J. Stanton
Blackboard Inc.
+1 (202) 463-4860 ext. 2305

Media Relations Contact:

Stacey Finkel
DBC Public Relations Experts
202-549-6087